Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL HONORED WITH LOCAL PHILANTHROPY AWARD

DAYTON, Ohio, November 16, 2005 – DPL Inc. (NYSE: DPL) today received the 2005 Outstanding Corporation Award from the Association of Fundraising Professionals, Miami Valley Chapter.

DPL received the honor in recognition of its long-term commitment to the community and support of numerous local initiatives.  In particular, The Dayton Power and Light (DP&L) Company Foundation provides more than $1 million per year to hundreds of charitable organizations, including local colleges, The Schuster Performing Arts Center, The Dayton Art Institute and The Dayton Urban League.

“On behalf of DPL’s 1,500 employees, we are very proud to have received this recognition,” said Mr. Jim Mahoney, DPL President and Chief Executive Officer.  “DPL has been a part of this community since 1911, and we are deeply committed to actively supporting the region’s quality of life.”

Dayton Power and Light established The DP&L Foundation in 1985 as a means to reinvest in the communities it serves.  As such, the Foundation supports a variety of civic, cultural, and youth organizations, with a particular emphasis on those that have an educational focus.  Additional information about The DP&L Foundation is available at www.dpandl.com.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.